--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X  Director          X  10% Owner
    McCaw          Craig            O.          NEXTLINK Communications, Inc.   (NXLK)         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
2300 Carillon Point                                                         May 2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Kirkland            WA              98033                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Class A Common*                      5/1/00     S             17,500       D       85.93(2)                      I       By Trust(1)
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Class A Common*                      5/2/00     S             17,500       D       88.39(2)                      I       By Trust(1)
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Class A Common*                      5/3/00     S             17,500       D       82.91(2)                      I       By Trust(1)
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Class A Common*                      5/4/00     S             17,500       D       83.30(2)                      I       By Trust(1)
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Class A Common*                      5/5/00     S             17,500       D       85.51(2)                      I       By Trust(1)
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Class A Common*                      5/8/00     S             17,500       D       84.28(2)                      I       By Trust(1)
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Class A Common*                      5/9/00     S             17,500       D       83.77(2)                      I       By Trust(1)
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Class A Common*                     5/10/00     S             17,500       D       82.13(2)                      I       By Trust(1)
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Class A Common*                     5/11/00     S             17,500       D       78.72(2)                      I       By Trust(1)
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Class A Common*                     5/12/00     S             17,500       D       74.27(2)                      I       By Trust(1)
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Class A Common*                     5/15/00     S             17,500       D       67.19(2)                      I       By Trust(1)
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Class A Common*                     5/16/00     S             17,500       D       71.36(2)                      I       By Trust(1)
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Class A Common*                     5/17/00     S             17,500       D       68.17(2)                      I       By Trust(1)
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Class A Common*                     5/18/00     S             17,500       D       57.92(2)                      I       By Trust(1)
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Class A Common*                     5/19/00     S             17,500       D       57.89(2)                      I       By Trust(1)
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Class A Common*                     5/22/00     S             17,500       D       54.29(2)      2,415,000       I       By Trust(1)
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Class A Common*                                                                                  2,010,002       I       By LLC
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Class B Common*                                                                                 31,871,787       I       By LLC
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Class A Common*                                                                                     13,240       I   By Corporation
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Class B Common                                                                                     844,494       D
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*    Reporting person disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(1)  Eagle River Investments, LLC is the sole beneficiary of the Eagle River Trust, a trust ("the Trust") of which the Bank of
     America Trust Company of Delaware, N.A., is its trustee. The Trust had been irrevocably instructed to sell its shares in increments of 17,500 shares per day. On May 19, 2000, Eagle River and the trustee obtained a court order modifying the
     Trust Agreement. On May 22, 2000, Eagle River directed the Trustee to halt the sales of NEXTLINK common shares held by the trust. Craig O. McCaw continues as the controlling member of Eagle River, with an undiminished beneficial interest in the
     NEXTLINK Common Stock held by the Trust. A total of 1,085,000 shares of NEXTLINK Common Stock were sold by the Trust.

(2)  Price reported is based up on the average price of shares for this daily transaction.

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:







                                                                                    /s/ C. James Judson                  6/12/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             Authorized Representative

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)